Exhibit 99.1

PRESS RELEASE	For more information contact:

Prosperity Bancshares, Inc.®	David Zalman
Prosperity Bank Plaza	Chairman and Chief Executive Officer
4295 San Felipe	281.269.7199
Houston, Texas 77027	david.zalman@prosperitybankusa.com

FOR IMMEDIATE RELEASE

PROSPERITY BANCSHARES, INC.®

ANNOUNCES RETIREMENT OF CFO

HOUSTON, February 12, 2019.  Prosperity Bancshares, Inc.® (NYSE: PB) today announced the retirement of David Hollaway, Chief Financial Officer of Prosperity Bancshares and Prosperity Bank (the “Bank”), effective April 1, 2019. Mr. Hollaway served as CFO since joining the Bank in 1992.  Following his retirement as CFO, Mr. Hollaway plans to continue to work with the Bank in a reduced capacity for at least two years, assisting with the transition of his duties and other financial and operational matters.  Prosperity is working to identify a successor in the near future.

“On behalf of the Board and management team, I thank Dave for the significant contributions that he has made to Prosperity over the years, helping it grow from $203 million in assets in 1992 to $23 billion in assets today.  As Dave transitions his CFO responsibilities, he leaves behind a highly efficient and disciplined operational foundation, positioning the company well for continued success.  We wish him the best in his retirement,” commented David Zalman, Chairman and Chief Executive Officer.

Prosperity Bancshares, Inc.®

As of December 31, 2018, Prosperity Bancshares, Inc.® is a $22.693 billion Houston, Texas based regional financial holding company, formed in 1983.  Operating under a community banking philosophy and seeking to develop broad customer relationships based on service and convenience, Prosperity offers a variety of traditional loan and deposit products to its customers, which consist primarily of small and medium sized businesses and consumers.  In addition to established banking products, Prosperity offers a complete line of services including: Internet Banking services at http://www.prosperitybankusa.com, Retail Brokerage Services, Credit Cards, MasterMoney Debit Cards, 24-hour voice response banking, Trust and Wealth Management, Mortgage Services, Cash Management, and Mobile Banking.

Prosperity currently operates 242 full-service banking locations: 65 in the Houston area, including The Woodlands; 29 in the South Texas area including Corpus Christi and Victoria; 33 in the Dallas/Fort Worth area; 22 in the East Texas area; 29 in the Central Texas area including Austin and San Antonio; 34 in the West Texas area including Lubbock, Midland-Odessa and Abilene; 16 in the Bryan/College Station area, 6 in the Central Oklahoma area and 8 in the Tulsa, Oklahoma area.

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“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements within the meaning of the securities laws that are based on current expectations, assumptions, estimates and projections about Prosperity Bancshares and its subsidiaries.  These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, many of which are outside of Prosperity’s control, which may cause actual results to differ materially from those expressed or implied by the forward-looking statements.  These risks and uncertainties include but are not limited to whether Prosperity can: successfully identify acquisition targets and integrate the businesses of acquired companies and banks; continue to sustain its current internal growth rate or total growth rate; provide products and services that appeal to its customers; continue to have access to debt and equity capital markets; and achieve its sales objectives.  Other risks include, but are not limited to: the possibility that credit quality could deteriorate; actions of competitors; changes in laws and regulations (including changes in governmental interpretations of regulations and changes in accounting standards); a deterioration or downgrade in the credit quality and credit agency ratings of the securities in Prosperity’s securities portfolio; customer and consumer demand, including customer and consumer response to marketing; effectiveness of spending, investments or programs; fluctuations in the cost and availability of supply chain resources; economic conditions, including currency rate, interest rate and commodity price fluctuations; and weather.  These and various other factors are discussed in Prosperity Bancshares’ Annual Report on Form 10-K for the year ended December 31, 2017 and other reports and statements Prosperity Bancshares has filed with the SEC.  Copies of the SEC filings for Prosperity Bancshares® may be downloaded from the Internet at no charge from http://www.prosperitybankusa.com.

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